EXHIBIT 99


PRESS RELEASE                            FOR FURTHER     C. DEE HARKEY
TO BE RELEASED WEDNESDAY                 INFORMATION:    SECRETARY & PRINCIPAL
APRIL 21, 1999                                           ACCOUNTING OFFICER
                                                         FVNB CORP.
                                                         (361) 572-6530


                                   FVNB CORP.
                       DIVIDEND AND EARNINGS ANNOUNCEMENT

VICTORIA, TEXAS - On April 20, 1999, the Board of Directors of FVNB Corp. declared a cash dividend of $.35 per share payable on May 13, 1999, to shareholders of record as of April 29, 1999.

In September 1998, FVNB Corp. was organized as a bank holding company for First Victoria National Bank (the "Bank"). As a result of the reorganization, shareholders of the Bank became shareholders of FVNB Corp. Subsequently, in January 1999, FVNB Corp. completed the acquisition of CBOT Financial Corporation, the parent company of Citizens Bank of Texas, N.A. and CBOT Mortgage Company.

FVNB Corp.'s consolidated net income and earnings per share for the first quarter of 1999 were approximately $1,509,000 and $.64, respectively. During the first quarter of 1998, the Bank's net income and earnings per share were approximately $1,468,000 and $.62, respectively.

FVNB Corp.'s consolidated equity capital at March 31, 1999 was approximately $59.0 million compared to $59.5 million at December 31, 1998. FVNB Corp.'s equity capital ratio of 7.88% and risk-based capital ratio of 13.32% as of March 31, 1999 remain well in excess of regulatory requirements. FVNB Corp.'s total consolidated assets were approximately $631 million as of March 31, 1999 compared to $553 million as of December 31, 1998. FVNB Corp.'s consolidated deposits totaled approximately $510 million as of March 31, 1999 compared to $455 million as of December 31, 1998.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp. and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in the FVNB Corp. filings with the Securities Exchange Commission.]

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